UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2010

WOOZYFLY INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51430	20-3678799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

619 West Texas Avenue, Suite 126, Midland, Texas 79701
(Address of principal executive offices) (zip code)

432-686-7777
(Registrant's telephone number, including area code)

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by Woozyfly Inc. (“Woozyfly” or the “Company”) from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Company's management as well as estimates and assumptions made by the Company's management. When used in the filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to the Company’s or Company’s management identify forward looking statements.  Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled "Risk Factors") relating to the Company’s industry, the Company’s operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Company’s management believes that the expectations reflected in the forward looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with the Company's financial statements and the related notes filed with this Form 8-K.

In this Form 8-K, references to "we," "our," "us," the "Company," "Woozy" or "Woozyfly" refer to Woozyfly Inc., a Nevada corporation.

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01  Completion of Acquisition or Disposition of Assets.

Woozyfly, Inc. was organized September 11, 2003 (Date of Inception) under the laws of the State of Nevada, as GPP Diversified, Inc.  The business of the Company was to sell pet products via the Internet.  We were initially authorized to issue 25,000,000 shares of its no par value common stock.  On November 9, 2005, we amended our articles of incorporation to increase our authorized capital to 100,000,000 shares with a par value of $0.001.  Concurrently, we changed our name from GPP Diversified, Inc. to Pet Express Supplies, Inc.  On July 28, 2008, Pet Express Supply, Inc. entered into an Exchange Agreement with each of the shareholders of CJ Vision Enterprises, Inc., a Delaware corporation doing business as Woozyfly.com, pursuant to which we changed our corporate name to Woozyfly, Inc. , authorized the issuance of 10,000,000 blank check preferred shares and effectuated a 6:1 stock split.  On January 15, 2009, we ceased operations.

On May 12, 2009, Woozyfly filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The Chapter 11 case is being administered under the caption In re Woozyfly, Inc. Case No. 09-13022 (JMP) (the “Chapter 11 Case”). Woozyfly continued to operate its business as debtor in possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.  In connection with the Chapter 11 Case, the Bankruptcy Court approved the arrangement pursuant to which MKM Opportunity Master Fund Ltd agreed to provide a DIP loan in the amount up to $100,000 (the “DIP Loan”).

The filing of the Chapter 11 Case constituted an event of default or otherwise triggered repayment obligations under the Company's 6% Secured Convertible Notes due June 30, 2011 ("Convertible Notes"). As a result, all indebtedness outstanding under these facilities and the notes became automatically due and payable, subject to an automatic stay of any action to collect, assert, or recover a claim against the Company and the application of applicable bankruptcy law.

On January 21, 2010, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with STW Acquisition, Inc. (“Acquisition Sub”), a wholly owned subsidiary of the Company, STW Resources, Inc. (“Acquiree” or “STW”) and certain shareholders of STW controlling a majority of the issued and outstanding shares of STW.  Pursuant to the Merger Agreement, STW  merged into the Acquisition Sub resulting in an exchange of all of the issued and outstanding shares of STW for shares of the Company on a one for one basis. At such time, STW will become a wholly owned subsidiary of the Company.

On February 9, 2010, the Court entered an order confirming the Seconded Amended Plan of Reorganization (the “Plan”) pursuant to which the Plan and the Merger was approved.   It is expected that the Plan will be effective February 19, 2010 (the “Effective Date”). The principal provisions of the Plan are as follows:

•	MKM, the DIP Lender, shall receive 400,000 shares of common stock and 2,140,000 shares of preferred stock;
•	the holders of the Convertible Notes shall receive 1,760,000 shares of common stock;
•	general unsecured claims shall received 100,000 shares of common stock; and
•	the Company’s equity interest shall be extinguished and cancelled.

On February 12, 2009, pursuant to the terms of the Merger Agreement, STW merged with and into Acquisition Sub, which became a wholly-owned subsidiary of the Company (the “Merger”).  In consideration for the Merger and STW becoming a wholly-owned subsidiary of the Company, the Company issued an aggregate of 26,543,075 (the “STW Acquisition Shares”) shares of common stock to the shareholders of STW at the closing of the merger and all derivative securities of STW as of the Merger became derivative securities of Woozyfly including options and warrants to acquire 12,613,002 shares of common stock at an exercise price ranging from $3.00 to $8.00 with an exercise period ranging from July 31, 2011 through November 12, 2014 and convertible debentures in the principal amount of $1,467,903 with a conversion price of $0.25 and maturity dates ranging from April 24, 2010 through November 12, 2010.

Considering that, following the merger, the shareholders of STW control the majority of our outstanding voting common stock and we effectively succeeded our otherwise minimal operations to those that are theirs, STW is considered the accounting acquirer in this reverse-merger transaction.  A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of STW securities for our net monetary assets, which are deminimus, accompanied by a recapitalization. Accordingly, we have not recognized any goodwill or other intangible assets in connection with this reverse merger transaction. STW is the surviving and continuing entities and the historical financials following the reverse merger transaction will be those of STW.  We were a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately prior to our acquisition of STW pursuant to the terms of the Merger Agreement.  As a result of such acquisition, our operations our now focused on the provision of customized water reclamation services.  Consequently, we believe that acquisition has caused us to cease to be a shell company as we no longer have nominal operations.

STW Overview

STW, based in Houston, Texas, provides customized water reclamation services.  STW’s core expertise is an understanding of water chemistry and its application to the analysis and remediation of complex water reclamation issues. STW provides a complete solution throughout all phases of a water reclamation project including analysis, design, evaluation, implementation and operations.

STW’s expertise is applicable to several market segments including:

•	Gas shale hydro-fracturing flowback;
•	Oil and gas produced water;
•	acid mine drainage (“AMD”);
•	desalination;
•	brackish water; and
•	municipal waste water.

Understanding water chemistry is the foundation of STW’s expertise. STW will provide detailed chemical analysis of the input stream and of the process output that conforms to the various environmental and legal requirements. STW becomes an integral part of the water management process and provides a customized solution that encompasses analysis, design and operations including pretreatment and transportation.  Simultaneously, STW evaluates the economic impact of this process to the customer. These processes will use technologies that fit our customer’s need: fixed, mobile or portable; evaporation, reverse-osmosis or membrane technology, and any necessary pre-treatment, crystallization and post-treatment. STW will also supervise construction, testing, and operation of these systems. Our keystone is determining and optimizing the most appropriate technology to effectively and economically address our customers’ particular requirements.  As an independent solutions provider STW is manufacturer-agnostic and is committed to the use of the right technology demanded by the design process.

Market Opportunities

Gas shale fracturing flowback water

STW is actively pursuing opportunities in all the major shale formations in the United States. The initial focus, in this sector, is the Marcellus Shale in Pennsylvania.  Presently, we believe there are about 800 producing wells, the majority being simple vertical wells, and over sixty new wells in Pennsylvania are being drilled each month.  Most of the new wells being drilled are horizontal, requiring about 3.5 million gallons of water per well.  There are 28 producers in the Marcellus, with the four largest being Range Resources, Chesapeake Energy, Atlas Energy Resources and Seneca Resources.

Unconventional tight gas shales such as Marcellus require millions of gallons of fresh water to drill and stimulate a new well.  The water returns during the fracture flowback (“frac”) and production (“production”) with salts or TDS at levels unfit for human consumption.  This flowback or produced water is typically disposed of through various means such as controlled dilution to a river, or lost from the ecosystem by injection into disposal wells.  STW will target the frac water market in the tight gas formations first, and approach the produced water market for coal bed methane and oil and gas production subsequently.

Oil and gas reservoirs are usually found in porous rocks, which also contain saltwater.  Cross linked gel fracture fluids with high “proppant” loading (additives that prop open fissures in the geological formation caused by hydraulic fracturing) have been utilized to fracture these zones in order to gain permeability, allowing the oil and gas to flow to the well bore.  The unconventional shale formations have been common knowledge for decades, but the cost of gas production was always considered to be uneconomical.  The wells were drilled and fractured with the same crossed linked system as discussed above.

All of the wells were vertical and required stimulation about every three years with a new fracture.  Around 2001, the “slick water fracture” technique was developed. This change required larger volumes of fresh water (1.2 million gallons per fracture on a vertical well) to be used in the fracturing process, a friction reducing polymer additive, and low concentrations of a proppant in the hydraulic fracture fluid.  Wells using this modified technique now can economically produce gas for over eight years without re-stimulation.  The fresh water is believed to dissolve salts from the shale over time and open up the natural fractures and fissures in the rock, allowing more gas to be produced.  In 2003, horizontal drilling rigs were brought into the Barnett Shale and the slick water fracture volume increased from one to eight plus million gallons per well.  The slick water fracture technique has become the standard for all of the shale formations for stimulation of the wells.

This map illustrates the location of the major shale formations that are discussed below:

The Marcellus Shale

The Marcellus Shale formation, located in the Appalachian regions of Pennsylvania, New York and West Virginia, is the major focus of the Company.  The Marcellus covers the largest land mass of any of the known shale zones to date, and it is located close to the densely populated north-eastern corridor of the United States.  The water returns from the slick water fracture contain significantly higher TDS levels than the Barnett Shale and also include, in certain cases, extremely high levels of calcium, barium, strontium and chloride ions.

At approximately 200,000 parts per million in TDS, the produced water from these regions is nearly seven times the salinity of the ocean.  The most common practice utilized by the gas production industry in Pennsylvania for the disposal of waste water streams produced by gas wells is to remove the oil, some of the heavy metals and simply discharge this water to the rivers and streams.  The volume of water used in the gas well fracture process has grown substantially over recent years with growth in both the absolute number of active wells and with increased volumes of water in each well.  STW believes that today, the initial daily returns of one Marcellus fracture well often exceed the volume of thousands of older oil and gas wells.

While there are about 800 Marcellus gas wells in operation in the Marcellus shale formation today, gas producers in the region are primarily engaged in exploratory drilling process activities.  The northern portion of the state reportedly has some of the best geological formations for gas production, but drilling activity has been curtailed as a result of limited water supply and limited capacity to dispose of waste water.  Because of economic considerations in local communities, the investment of several billion dollars by producers in lease acquisition for drilling purposes, and proximity to high population areas, management believes that drilling activity utilizing hydraulic fracturing methods will increase significantly in the future.

The Marcellus Shale Formation is believed to be approximately 30 million plus acres in size. In comparison, the Barnett Shale Formation is approximately 2 million acres in size and approximately 140 million barrels of produced water are disposed of in deep disposal wells annually. Each one of the stationary systems proposed by STW will be able to process approximately 23,000 barrels of water per day, and the mobile systems will be capable of processing 1,700 barrels per day. This is therefore a high priority focus for STW.

With the mountainous terrain in the Appalachian region, STW believes mobile or portable evaporation units may provide a key part of the solution in this market by helping gas producers minimize trucking in and out of production locations and their neighboring communities.  These systems may also be airlifted in and out of drilling locations. Central evaporation and crystallization would then be required to handle the remaining water and residual brine.  The central plants would also be equipped to generate calcium chloride and sodium chloride salts.  The sodium chloride would be processed as rock salt for use in de-icing highways for public safety.  As discussed above, revenue from these salts would impact the overall cost of reclamation, reinforcing the Company’s competitiveness in the region.

The Fayetteville Shale

Producers in Arkansas’ Fayetteville Shale face similar problems as those operating in the Marcellus, as there are very limited brine disposal options.  Most disposal wells in the Fayetteville shale are located near Ft. Smith; over a three hour drive from most of the producing gas wells. Although new disposal wells are being permitted and are under evaluation in the Conway area, gas producers remain uncertain as to whether the permitted volumes for these brine injection wells will be sufficient for current and future production needs.

The fracture system typically utilizes 50,000 to 65,000 barrels, or 2.0 to 2.8 million gallons of water. These wells typically flow back 1,000 to 1,500 bpd of contaminated frac water for the first few days and then decline to under 100 bpd for the next three months before finally declining to a rate of five bpd or less.  All of this flowback water is disposed of at land farms and disposal wells.  Recently the land farms have come under scrutiny due to claims that these operations fail to comply with applicable regulations and laws.  Several land farm operations have been shut down because of contamination of the areas surrounding these operations, significantly raising the cost of disposal to the producers.

Water quality varies with the location of the wells and can range from approximately 20,000 mg/l TDS for wells in the Searcy area to over 70,000 mg/l TDS for wells in the northern and western portionsf.  The Company believes water reclamation coupled with deep well injection could provide a very cost effective solution to producers in the Fayetteville zone.  The lower TDS in this shale, relative to other shales, would allow water recovery at rates in excess of 90% at 20,000 mg/l TDS, and 75% at TDS levels of approximately 70,000 mg/l.  These rates will dramatically reduce trucking cost to disposal wells, and will provide fresh water for new wells or other applications such as steam generation.

As part of the STW’s strategy in this region, the Company is actively seeking to educate gas producers on the advantages of water reclamation.

The Barnett Shale

As discussed above, the Barnett Shale, located in central and west-central Texas, was the first shale formation to be developed with production starting nearly 25 years ago.  In 2009, drilling activity was flat in the Barnett Shale at current gas prices.  A large influence for this leveling is the increasing activity in the other gas formation such as the Haynesville, Fayetteville and Marcellus.

The Piceance Basin

The conventional frac process in the Piceance has been to incorporate the typically low TDS flowback and produced waters as fracture fluids in new wells.  Previously, drilling has been completed throughout the year; however, several producers only fracture in the summer months.  For these producers, excess water produced in the winter required storage in surface containment facilities that created substantial environmental risk.  Treatment of this water prior to storage addressed this risk and resulted in a seasonally high demand for water reclamation during winter months.

Today, producers in the Piceance Basin are generally slowing down drilling activity while natural gas prices remain depressed.  Whatever produced water is currently generated is being hauled to other states for disposal.

Eagleford ShaleFormation

The Eagleford Shale is a recently discovered formation located in South Texas.  Several experimental wells have been completed and to date appear to be very profitable.  This area has limited supplies of fresh water, leading the Company to believe water reclamation will be a required solution in order for producers to access a sufficient supply of frac water in this market. Production of natural gas has been reported at levels in excess of 10 million cubic feet (“Mcf”) per day, and hundreds of barrels of condensate at some of the wells. The Company expects to intensify its efforts to address this market opportunity.

The Haynesville Shale

This shale formation covers the northern half of Louisiana, southern Arkansas and extends into northeastern Texas.  It is the highest pressure zone of all the shale formations discovered to date.  Most of the wells are horizontal, utilize the slick water fracture system, and each require about 6.5 million gallons of water.  Production of natural gas has been reported at levels in excess of 25 million cubic feet (“Mcf”) per day at some of the wells in the Haynesville shale formation.

Once production starts at typical gas wells in this region, a surge of water production occurs for a few days before water production declines to ten bpd or less.  There appears to be sufficient disposal well capacity in the Haynesville to handle present production needs.  The Company believes that more disposal wells are being added in southern Arkansas and northeastern Texas as needed.  STW believes that Legislators in Louisiana are currently reviewing policies on disposal wells and may alter these to increase the deep injection well disposal capacity.
The Cotton Valley zone actually produces most of the water in the area.  It has a TDS content of over 200,000 mg/l and therefore does not lend itself to economical water reclamation.  Crystallization would be required, which is more expensive and would generate a salt cake that is not required in the area.   Consequently, this region is not a high priority market for STW at this time.

Produced Water

Shale zones are typically dry geological formations devoid of any formation or connate water, and hence the fracture flowback water comprises most of water that returns following gas production.  Outside of shale formations, where most gas and oil production occurs, there is typically a reservoir of connate water in the production zone that generates “produced” water. Produced water is primarily salty water trapped in the reservoir rock and brought up along with oil and/or gas during production, and is the most common oil field waste.  The quality of produced water varies significantly in different parts of the world depending on the geology of the underlying formation.

In a large number of the oil fields in the USA, secondary or tertiary means of handling produced water storage, such as water floods and steam floods, are typically utilized. These are operations where the produced water is used to maintain reservoir pressure, prevent subsidence, and sweep the zone to remove the oil. Most of these water floods utilize a fresh water source as a supply so that sufficient volumes are available. As these fields age, less water is required for the flood, so excess contaminated brines concentrate and require disposal. As this water could be reclaimed with Thermal Evaporative Technologies, STW believes that the market for reclaiming produced water outside the shale reclamation projects represents a considerable opportunity for the Company.

Texas is the largest oil and gas production state in the nation and the produced water is unfit for use, poses a threat to the environment and is typically injected into deep injection wells. In accordance with Texas Railroad Commission regulations, water placed in these disposal wells is rendered permanently unavailable for re-use or consumption. The reclaimed water would available for many beneficial uses, including agricultural and environmental applications, as well as re-use in hydraulic fracturing operations. Deep injection well practices in every gas and oil producing region in the world pose the same detrimental environmental and resource conservation issues.  The water reclamation products and services offered by the Company could provide a significant part of the solution to all constituencies concerned.

In the steam floods of California, a large portion of the water is recycled through the water treatment facility and converted back to steam.  There are some fields that there is excess water in the millions of gallons per day that is low in TDS and could very economically be converted back to environmentally usable water.

Acid mine drainage (AMD)

AMD is another sensitive environmental issue in the Appalachian Mountain regions.  We believe it has impaired more than 4,600 miles of waterways in Pennsylvania alone. Drainage from old abandoned coal mines is acidic, and insoluble metal oxides precipitate when the drainage enters a river, lake or stream, damaging the marine ecosystem. The AMD discharge from a single mine or coal tailing pile can range from 10 to more than 10,000 gallons per minute. In just one example, the Lackawanna River in northeastern Pennsylvania is being contaminated from at least seven monitored AMD locations with estimated peak flow of 40 million gallons per day. STW has identified the state of Pennsylvania as a customer for AMD purification and   the Marcellus producers (eg Range Resources, Chesapeake Energy, Atlas Energy Resouces and Seneca Resources) as potential customers for the resultant reclaimed water.

Acid Mine Drainage is the number one environmental water issue throughout most of the Appalachian Mountains.  Coal was one of the largest industries in the region. Unproductive and unprofitable mines were abandoned. Over time a large number of these mining companies have gone out of business leaving the residual “dirty coal” and the water flowing from the mines as a responsibility of the states and federal government.  Dirty coal is the coal that lies near the edge of the main coal seam and contains a high concentration of dirt.

As the mines fill up with water overtime, the excess water flows out.  Due to contact with the minerals contained in the dirt, coal, salts and gases, the water tends to become acidic.  This lower pH tends to dissolve more ions or salts such as iron, aluminum, calcium, and sulfate.    Iron and other metals upon oxidation form insoluble salts such as iron oxide or rust.  Once the acid mine drainage enters a river, lake or stream, the water precipitates these metal oxides.  This forms an impervious film on the bed of the water destroying the marine ecosystem.

The Pennsylvania Department of Environmental Protection (“DEP”) typically constructs passive treatment plants that require large acreage, where the process is oxidation in large lagoons allowing the solids to precipitate and altering the pH level by adding certain chemicals such as lime.  The water leaving these systems will support the growth of plants and animals.  This process is inherently more time-consuming and expensive, and because of the land requirements, not suitable for all locations.

STW can provide AMD treatment using a specially-designed mobile unit and sell the processed AMD to the producers.  The state will retain ownership of the AMD, with STW having ownership rights to the processed water.

STW’s mobile AMD unit can handle about 250 gpm or about 360,000 gallons per day.  This mobile unit provides the same functionality as the current passive system, but in minutes compared to weeks and months and with a much smaller footprint. The state may provide incentives in the form of grants and/or subsidies that cover the cost of AMD processing.  The DEP has permits in place for the disposal of the filter-pressed sludge. STW is also reviewing all of the present passive system flow-rates and water quality for potential use as supply water to producers.

Brackish Water

World-wide, there are brackish water zones that contain large volumes of water.  The water contains dissolved salts in the 0.5 to 2% (5,000 to 20,000 mg/l TDS) range and hence unfit for human use.  This water can be treated to reduce the TDS below 500 mg/l or 0.05% TDS making the water fit for human consumption. Factors such as decreasing supplies of fresh ground and surface water, increased competition for surface water resources, and changes in population/demand centers are driving the need for brackish water for water supply.  STW’s potential customers are private companies and municipalities serving fast growing metropolitan areas where demand for water is outpacing the available supply.  For example, aquifers in the Texas Gulf Coast contain a large volume of brackish water (less than 10,000 ppm TDS) that, with desalinization, will help meet increasing demand in the region.

Legislative and Regulatory:

Progressively tighter regulations are demanding a thorough review of the entire water-use cycle in industrial applications with the ultimate goal of encouraging and/or mandating reclamation and re-use of water. STW works closely with Federal, State and local regulators and environmental agencies to share our expertise and knowledge on this complex issue and discuss our views on potential solutions.  The Company’s intimate knowledge of this process is a key tool to assist their customers to better understand the legislative and regulatory elements related to water management and advise them of various alternatives

Process

STW’s process is predicated upon a thorough understanding of the customer’s water needs and related issues. This understanding is developed through a series of interactive discussions with the customer. The next phase is data gathering and analysis. STW collects samples at various locations and at different time intervals which are then tested at independent laboratories and analyzed by STW. Based upon this analysis, STW would recommend a solution using the most appropriate technologies and negotiate the acquisition and financing of these technologies as well as contracts with engineering procurement construction (“EPC”). Finally, STW oversees the EPC process and operates the facility.

STW’s process is based upon a fundamental understanding of the core issue and developing an appropriate solution using our experience and expertise. It includes sampling and testing, analysis, design and as required by customers, implementation and operation. Some of the steps involved are described below:

•	The inlet water quality must be determined and measurement of Total Dissolved Solids (TDS), hardness, barium, strontium, bromine, sulfate and hydrocarbon concentrations are critical.
•	Multiple samples over time are taken to ensure consistency and accuracy of inlet water quality measurement.
•	An understanding and analysis of potential uses for the reclaimed water.
•	A site inspection to determine the various vessels needed such as tanks, pumps, pits, truck off loading racks, and engineering testing of the land.
•	An analysis of fluid volumes and their variability over time.
•	Length of time the water needs to be reclaimed at this site.
•	Determination of appropriate technology: fixed or mobile, evaporation, reverse osmosis or other.
•	Permitting as needed
•	An investigation of the handling of the concentrated brines and any other residue from the reclamation process.
•	Disposal options on the residue including potential use of the by-products.

Technology

STW has developed relationships with a number of manufacturers that offer best-of-class technologies applicable to its customer base. These technologies include thermal evaporation, membrane technology and reverse osmosis and are available as fixed or mobile units with varying capacities. Various pre and post-treatment options are available as necessary including crystallizers that process very high TDS (>150,000 mg/l).

Thermal Evaporation: This process is capable of handling waters that contain up to 150,000 mg/l TDS, with fresh water recovery rates from 50 to 90% or greater depending on inlet water quality. The recovered fresh water, or “distillate”, is highly purified water from the evaporative process and has multiple re-use applications. It is particularly applicable in the gas shale and oil production facilities for reclaiming frac and produced waters.

The technology is scalable and can be deployed as mobile units that can process 72,000 gallons per day (“gpd”), or as portable units that can process 216,000 gpd, or as fixed central units capable of processing up to 2,880,000 gpd.

Residual brine concentrate can, depending on local conditions and producer’s priorities, either be disposed off in deep injection wells or be treated further through a Crystallizer that reduces it into distillate and commercially valuable salt residuals.

Reverse Osmosis: Waters that are below 34,000 mg/l of total dissolved solids and contain low levels of barium, strontium, bromine, and sulfate can be reclaimed through a reverse osmosis unit (RO).  Reverse osmosis is the process of forcing a solvent from a region of high solute concentration through a semi-permeable membrane to a region of low solute concentration by applying a pressure in excess of the osmotic pressure.  The membranes used for reverse osmosis are generally designed to allow only water to pass through while preventing the passage of solutes (such as salt ions).  This process is best known for its use in desalination (removing the salt from sea water to get fresh water), but it has also been used to purify fresh water for medical, industrial and domestic applications. Recovery rates for seawater to drinking water are about 50%.

A stream of concentrated brine or higher TDS is the by-product.  This brine can be properly disposed of or utilized as a feed solution to a brine concentrator or crystallizer. The latter ensures higher quality water with lower TDS levels for industrial Uses.

Most oilfield waters cannot be processed through an RO membrane since they contain barium, strontium, or bromine. The barium and strontium are very large molecules and they plug the membrane and create damage or permanent fouling of the membrane.  Bromine and other such halogens react with the membrane and destroy its integrity.  There are few oil field waters that could be processed through this technology but a thorough study is required to ensure success.  STW Resources will utilize this technology where the water chemistry can be processed through RO membranes.

Membrane Bioreactor:  A Membrane BioReactor (“MBR”) is a combination of biological and ultrafiltration technologies.  The biological area provides the same process utilized in all sewage treatment facilities.  Bacteria are maintained in an aerobic condition which cause decay in all of the organic materials contained in the water, and oxidizing these organic materials into low molecular weight acids, usually acetic acid.  Maintaining the bacteria in an oxygen rich environment prevents mutatation or growth of any anaerobic bacteria, which would produce inorganic acids such as hydrogen sulfide.

A filter membrane removes the water fraction from the unit.  The membrane provides filtration in the 0.01 microns or lower range which is sufficient enough to remove viruses, bacteria, and other colloidal materials.  The water exiting the units is potable water and safe for human consumption.

Marketing & Sales

STW’s business proposition is to provide comprehensive, necessary water treatment solutions. We work closely with our customers to evaluate their water treatment needs, understand how these may change over time, assess the regulatory and economic factors and then design an optimal solution.  As illustrated in the chart to the right, STW offers a broad array of technical solutions coupled with a service suite and financial structuring options that provide our customers with the ability to obtain a turnkey solution to their waste water disposal challenges.

Gas Shales: Most of the natural gas producers in each of the shale formations are already well known to the Company.  STW personnel have developed many, and in some cases, long standing relationships with key personnel responsible for well completion and remedial operations at each gas producer.  STW monitors production plans at the producer level, the acreage acquisitions at the shale formations and trends that relate to the demand for water reclamation by region.  In addition, the Company maintains detailed databases that monitor drilling permits, rig counts and other key statistics that forecast gas production rates by geography.  These activities allow the Company to anticipate demand for its services and to prioritize its sales calling effort on those producers for whom fresh water supply is an issue or where shale water disposal pose the greatest challenges.

The foundation of the Company’s sales strategy is to become an integral part of its customer’s water management function.  This involves identifying and finding solutions to customer needs through a multi–step, consultative approach:

•	Evaluate drilling program and production expansion plans.

•	Identify and define fracture water supply needs and waste brine generation levels.

•	Study the flowback water volumes and chemistry over time.

•	Generate economic models jointly with producers, with full consideration of all costs of obtaining, utilizing, and disposing of the water.

•	Evaluate various water reclamation options, from equipment to logistics, and develop financial models for all the options.

•	Provide a customized presentation comparing present practices to all of the options of water reclamation available to the customer, for buy-in to the best scenarios.

•	Jointly develop a presentation of the best scenarios for water management (present and future) for use by upper management. Support the presentation as required.

•	Review and determine optimal system design, location and financial structure.

•	Develop a time line for water reclamation implementation.

•	Execute definitive off-take and/or other agreements satisfactory to all parties.

STW is able to facilitate this part of the sales process through its detailed knowledge of the gas production process and economics, shale formation geology, frac water chemistry, well completion techniques and logistics and regional regulatory landscapes. This expertise reduces the time required during the evaluative stage of the sales process and fosters a positive working relationship with our customers.  STW then works together with its manufacturing partners to complete the technical solution, develop ancillary system requirements (balance of plant) evaluate cost and operating data, model the financial performance of the system and define remaining project parameters and an installation timeline.

Water reclamation is a new paradigm for natural gas producers. Educating them about the economic, environmental and political benefits is key to long-term adoption.

Some of the issues that operators are facing currently in the Marcellus Shale are:

•	Water consumption and usage restrictions on the Susquehanna River are very restrictive.

•
There are only 8 deep injection wells in Pennsylvania, all of which are already at or close to capacity. New deep wells are being drilled, but the permitting process and actual drilling costs are proving to be expensive.

•
Trucking costs from $3.10 to over $10 / barrel, and generate a number of complaints about truck traffic, noise and the associated wear and tear on the roads. The cost to dispose of the water into the commercial disposal wells is $1.50 to $3.00 per barrel in addition to the trucking costs.

•
Reclaimed water will not require a consumption permit for use, as it has already been consumed once.  Trucks can bring brine to the Water Reclamation facility and return with fresh water for the next fracture.

•
The crystallization process will produce rock salt that meets the requirements of ASTM Standards for road salt. PennDOT purchases between 600,000 and 1,000,000 tons of road salt each year and local municipalities purchase an additional 500,000 tons. An STW 1 million gal/day facility will produce approximately 88,500 to 106,000 tons of rock salt per year.

•	By 2011 any new permits for disposal to the rivers will require total dissolved solids (TDS) removal.

At this time, in the Marcellus Shale, only a couple of operators have the necessary scale for a captive facility. Most operators are still in the exploratory drilling stage, with single wells being drilled over a wide region.

Based on the geographical mountainous terrain, the producers are constructing the well sites on the higher elevations so that they do not interfere with the agricultural and cattle ranch business conducted in the valleys.  In a large number of examples a multiple well pad is constructed and then the wells are directional drilled and completed in the Marcellus.  One central water pit is permitted to hold the drilling and fracture water.  As the fracture is conducted, the flowback and produced water is presently trucked to an approved disposal facility.  In some cases the producers are recycling some of the early low TDS flowback water by filtration and then blending into the new fresh water.  All of the fresh water utilized by all of the wells must be trucked to the site and then all of the flowback and produced water is trucked away.

STW would locate mobile evaporation equipment at the well site.  The flowback water would be processed and the distilled water generated would be placed into the fracture water pit.  The residual brine from the evaporation process would be trucked to an approved disposal facility or taken to a STW central crystallizer.  The crystallizer would provide additional fresh water that could be trucked (2 way freight) back to the fracture pit.  About 98% of the available water from the residual brine or the high TDS produced water would be recovered.  Additional bi-products of sodium chloride for use in Highway deicing and a solution of calcium chloride would be generated.

Competition

In the oil and gas industry, current fracturing and produced water disposal methods – deep injection wells and surface water disposal – represent the Company’s greatest source of competition.

Brine Discharge / Deep Injection Wells

In many gas shale fields, disposal through a deep injection well offers a cost-effective (though environmentally questionable) alternative to water reclamation.  If suitable geology exists, high TDS flowback waters can be disposed by injection into a deep discharge brine well.  There are operative brine discharge wells in each of the major shale formations, particularly in the Barnett shale formation in Texas where many empty oil wells are converted for brine discharge use.  There are only eight such discharge wells in the state of Pennsylvania. Management believes these are presently operating at close to capacity.

Surface Water Disposal

Similarly, surface water disposal facilities (rivers, streams and drainage creeks) offer a competitive alternative to water reclamation.  At river discharge facilities, flowback and produced waters are treated to remove naturally occurring radioactive materials, some suspended solids and well completion chemicals before discharge.  Dissolved salts are not removed and therefore are added to surface water systems where they degrade water quality, pollute the environment and disrupt wildlife habits.  Many states have taken action to reduce or eliminate altogether the availability of surface water disposal for gas well waste water streams.

In the Marcellus shale, there are several treatment facilities that remove only the oil and heavy metals, then discharge the water to certain rivers (where permitted), and range in size from 20,000 to 200,000 gallons per day.  The treatment does not remove salts, so the waters that are being discharged into the river system retain high TDS contamination levels.  In April of 2009, the Pennsylvania DEP regulated this type of treatment by limiting it to existing permitted facilities only through January 2011, at which time treatment to remove the TDS (salts) will have to be implemented.

The following companies provide pre-discharge brine treatment solutions:

The Company accepts flowback and produced waters from gas producers operating in the Marcellus and other regions in Pennsylvania, removes the oil, heavy metals, and discharges the water to certain rivers in Pennsylvania.  Advanced Waste operates one discharge facility in the western part of the Pennsylvania. Sunbury operates an experimental river discharge site in conjunction with the Pennsylvania Department of Environmental Protection.  Sunbury’s primary business is the operation of waste coal fired power plants, and it has obtained a permit to discharge significant volumes of contaminated water into certain rivers in Pennsylvania.  Acid Mine Drainage is presently processed through large acreage passive systems.  These systems provide oxidation followed by a long settling time for the heavy metals to precipitate and possibly some pH adjustment before the water enters the river or stream.  There are several companies that construct such facilities under contract with the governmental agency.  At this time there is no one that provides mobile AMD processing.

Legal Proceedings

Except for the current dispute with GE Water & Process Technologies (“GE Water”), we are currently not a party to any legal or administrative proceedings and are not aware of any pending or threatened legal or administrative proceedings against us in all material aspects. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

STW entered into a Memorandum of Understanding with GE Water, a unit of General Electric Company, dated February 14, 2008 (“MOU”) to jointly develop off-take agreements with oil and gas operators for the deployment of multiple water reclamation systems throughout Texas, Arkansas, Louisiana and the Appalachian Basin.  STW and GE Water formalized their relationship on May 22, 2008, by entering into a definitive Teaming Agreement (“Teaming Agreement”), which superseded the MOU.  The Teaming Agreement was drafted in accordance with the terms of the MOU and provides greater certainty as to each party’s responsibilities and as to the process of entering into agreements with and providing services to customers.  The Teaming Agreement sets forth the terms and conditions that will govern STW and GE Water relationship when STW is successful in selling its services to an identified prospect.

In April 2008, STW entered into a purchase order with GE Water (“Purchase Order”), for the purchase of a modularized produced water evaporator system (the “Evaporator System”) capable of processing approximately 720,000 gallons per day.  The total commitment under the Purchase Order was $14.5 million, to be paid over eight installments.  As of September 30, 2009, STW has paid a total of approximately $4.7 million.  Included in this total is $300,000 of its $1.5 million second installment payment which was due at the end of June 2008.  STW is currently in arrears on the remaining $1.2 million under the second installment payment and is also in arrears in its third installment payment of $3.6 million which was due on November 28, 2008, the fourth installment payment of $1.5 million which was due on February 27, 2009, and the fifth installment payment of $1.8 million which was due on August 28, 2009.  The total of all amounts invoiced and unpaid, including accrued interest of approximately $998,000, through September 30, 2009, totaled $9.0 million.  In addition, pursuant to the terms of the Purchase Order, STW is required to post a letter of credit securing the balance of the payments due under the Purchase Order, totaling $1.9 million, which STW has not yet done.  Finally, in April 2009, STW issued a change order to the Purchase Order to increase the overall processing capacity to approximately one million gallons per day.  This change order obligated STW to additional payments totaling approximately $1.2 million.

On January 12, 2009, GE Water sent a notice of default with respect to the past due payments on the Evaporator System, and the required posting of the letter of credit, as set forth under the Purchase Order, with a requirement that such default be cured within 30 days from the date of the notices.  GE Water took no further action with respect to the notice of default until August 13, 2009.

On August 13, 2009, GE Water provided STW a six month additional grace period, through February 13, 2010.  At the end of the additional six month grace period, if STW has not met its obligations, GE Water represented that it would meet with STW to determine the state of the investment market and grant or not grant an additional grace period, as necessary.  If, after February 13, 2010, GE Water elected to not extend STW’s payment obligations, GE Water could foreclose on the Evaporator System, resulting in the loss of payments advanced to date by STW and future use of the Evaporator System under construction.

On October 1, 2009, GE Water sent a letter to STW unilaterally announcing to STW that GE was canceling STW’s Purchase Order due to STW’s inability to pay the current amounts due.  GE Water also demanded a “termination” payment of $750,000.  In the same letter, GE Water unilaterally announced it was cancelling the Teaming Agreement citing GE Water’s belief that STW was insolvent.  GE Water prefaced its cancellation of the Purchase Order and Teaming Agreement on a failure of GE Water and STW to renegotiate a substitute Teaming Agreement.  On October 8, 2009, STW responded to GE Water in writing rejecting GE Water’s unilateral termination of the Purchase Order and Teaming Agreements, among other things including that GE Water had the contractual requirement to arbitrate certain of the disputed matters raised by GE Water’s October 1, 2009 letter. In discussions in December 2009 between STW management and GE Water, GE Water expressed continued interest in working with STW by providing technical support and a willingness to resolve their differences, pending the results of STW’s merger and capital raise in February2010.

Number of Employees

Other than our directors and officers, presently we have one employee including one full time employee.

Property

Our principal offices are located at 619 West Texas Avenue, Suite 126, Midland, Texas  79701, which includes 1,250 square feet in office space.  We pay $1,200 per month in rent and our lease is month to month.

RISK FACTORS

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

We did not begin operations of our business until February 2008.  We have a limited operating history and have generated limited revenue.  As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data.  Reliance on the historical results may not be representative of the results we will achieve, particularly in our combined form.  Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in revenues or expenses.  If we make poor budgetary decisions as a result of unreliable historical data, we could be less profitable or incur losses, which may result in a decline in our stock price.

STW’s results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

STW incurred a net loss amounting to $6,310,500 for the period from inception (January 28, 2008) through September 30, 2009.  In addition, as of September 30, 2009, STW has liabilities of $12,122,949. If we incur additional significant operating losses, our stock price, may decline, perhaps significantly.

Our management is developing plans to alleviate the negative trends and conditions described above.  Our business plan is speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future.  Further, as we are a new enterprise, we expect that net losses will continue and our working capital deficiency will exacerbate.

We depend upon key personnel and need additional personnel.

Our success depends on the continuing services of Stanley Weiner, our chief executive officer and director.  The loss of Mr. Weiner could have a material and adverse effect on our business operations.  Additionally, the success of the Company’s operations will largely depend upon its ability to successfully attract and maintain competent and qualified key management personnel. As with any company with limited resources, there can be no guaranty that the Company will be able to attract such individuals or that the presence of such individuals will necessarily translate into profitability for the Company.  Our inability to attract and retain key personnel may materially and adversely affect our business operations.

We must effectively manage the growth of our operations, or our company will suffer.

To manage our growth, we believe we must continue to implement and improve our operational and marketing departments. We may not have adequately evaluated the costs and risks associated with this expansion, and our systems, procedures, and controls may not be adequate to support our operations. In addition, our management may not be able to achieve the rapid execution necessary to successfully offer our products and services and implement our business plan on a profitable basis. The success of our future operating activities will also depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations.

Our business requires substantial capital, and if we are unable to maintain adequate financing sources our profitability and financial condition will suffer and jeopardize our ability to continue operations.

We require substantial capital to support our operations.  If we are unable to maintain adequate financing or other sources of capital are not available, we could be forced to suspend, curtail or reduce our operations, which could harm our revenues, profitability, financial condition and business prospects.

Regulatory requirements may have a negative impact upon our business.

While our services are subject to substantial regulation under federal, state, and local laws, we believe that the services are materially in compliance with all applicable laws. However, to the extent the laws change, if we introduce new services in the future or if we commence working in a new area, some or all of our services may not comply with applicable federal, state, or local laws. Further, certain federal, state, and local laws and industrial standards currently regulate electrical and electronics equipment. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to federal, state, and local regulation in the future. Compliance with this regulation could be burdensome, time consuming, and expensive.

Our automobile products are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the EPA, NHTSA, and various state boards, and compliance certification is required for each new model year. The cost of these compliance activities and the delays and risks associated with obtaining approval can be substantial. The risks, delays, and expenses incurred in connection with such compliance could be substantial.

Risks associated with the collection, treatment and disposal of wastewater may impose significant costs.

Our wastewater collection, treatment and disposal operations of our subsidiaries are subject to substantial regulation and involve significant environmental risks. If collection systems fail, overflow or do not operate properly, untreated wastewater or other contaminants could spill onto nearby properties or into nearby streams and rivers, causing damage to persons or property, injury to aquatic life and economic damages, which may not be recoverable in rates.  Liabilities resulting from such damage could adversely and materially affect our business, results of operations and financial condition. Moreover, in the event that we are deemed liable for any damage caused by overflow, our losses might not be covered by insurance policies, and such losses may make it difficult for us to secure insurance in the future at acceptable rates.

If the Company is unable to reach an agreement with GE, GE will retain possession of the Evaporator System and retain all payments made to GE to date, which would significantly reduce the overall value of the Company and may result in the Company ceasing operations.

STW entered into a Memorandum of Understanding with GE Water, a unit of General Electric Company, dated February 14, 2008 (“MOU”) to jointly develop off-take agreements with oil and gas operators for the deployment of multiple water reclamation systems throughout Texas, Arkansas, Louisiana and the Appalachian Basin.  STW and GE Water formalized their relationship on May 22, 2008, by entering into a definitive Teaming Agreement (“Teaming Agreement”), which superseded the MOU.  The Teaming Agreement was drafted in accordance with the terms of the MOU and provides greater certainty as to each party’s responsibilities and as to the process of entering into agreements with and providing services to customers.  The Teaming Agreement sets forth the terms and conditions that will govern STW and GE Water relationship when STW is successful in selling its services to an identified prospect.

In April 2008, STW entered into a purchase order with GE Water (“Purchase Order”), for the purchase of a modularized produced water evaporator system (the “Evaporator System”) capable of processing approximately 720,000 gallons per day.  The total commitment under the Purchase Order was $14.5 million, to be paid over eight installments.  As of September 30, 2009, STW has paid a total of approximately $4.7 million.  Included in this total is $300,000 of its $1.5 million second installment payment which was due at the end of June 2008.  STW is currently in arrears on the remaining $1.2 million under the second installment payment and is also in arrears in its third installment payment of $3.6 million which was due on November 28, 2008, the fourth installment payment of $1.5 million which was due on February 27, 2009, and the fifth installment payment of $1.8 million which was due on August 28, 2009.  The total of all amounts invoiced and unpaid, including accrued interest of approximately $998,000, through September 30, 2009, totaled $9.0 million.  In addition, pursuant to the terms of the Purchase Order, STW is required to post a letter of credit securing the balance of the payments due under the Purchase Order, totaling $1.9 million, which STW has not yet done.  Finally, in April 2009, STW issued a change order to the Purchase Order to increase the overall processing capacity to approximately one million gallons per day.  This change order obligated STW to additional payments totaling approximately $1.2 million.

On January 12, 2009, GE Water sent a notice of default with respect to the past due payments on the Evaporator System, and the required posting of the letter of credit, as set forth under the Purchase Order, with a requirement that such default be cured within 30 days from the date of the notices.  GE Water took no further action with respect to the notice of default until August 13, 2009.

On August 13, 2009, GE Water provided STW a six month additional grace period, through February 13, 2010.  At the end of the additional six month grace period, if STW has not met its obligations, GE Water represented that it would meet with STW to determine the state of the investment market and grant or not grant an additional grace period, as necessary.  If, after February 13, 2010, GE Water elected to not extend STW’s payment obligations, GE Water could foreclose on the Evaporator System, resulting in the loss of payments advanced to date by STW and future use of the Evaporator System under construction.

On October 1, 2009, GE Water sent a letter to STW unilaterally announcing to STW that GE was canceling STW’s Purchase Order due to STW’s inability to pay the current amounts due.  GE Water also demanded a “termination” payment of $750,000.  In the same letter, GE Water unilaterally announced it was cancelling the Teaming Agreement citing GE Water’s belief that STW was insolvent.  GE Water prefaced its cancellation of the Purchase Order and Teaming Agreement on a failure of GE Water and STW to renegotiate a substitute Teaming Agreement.  On October 8, 2009, STW responded to GE Water in writing rejecting GE Water’s unilateral termination of the Purchase Order and Teaming Agreements, among other things including that GE Water had the contractual requirement to arbitrate certain of the disputed matters raised by GE Water’s October 1, 2009 letter. In discussions in December 2009 between STW management and GE Water, GE Water expressed continued interest in working with STW by providing technical support and a willingness to resolve their differences, pending the results of STW’s merger and capital raise in January 2010.

If the Company is unable to reach an agreement with GE Water whereby STW is again able to proceed with the Purchase Order and the Teaming Agreement, the Company would lose its rights to the Evaporator System (this is currently the Company’s only significant asset), which could result in the Company ceasing operations and, in turn, would result in a complete loss of your investment.

We will require significant capital requirements for equipment, commercialization and overall success.

We will require additional financing for our operations, to purchase equipment and to establish a customer base.  We anticipate that we will require a minimum of $10.0 to $15.0 million in additional capital over the next six months to pursue our business plan.  We cannot assure you that we will obtain any additional financing through any other means.  Additional financing may not be available to us on acceptable terms, if at all.  Unless we raise additional financing, we will not have sufficient funds to complete the purchase of equipment and commercialization of our services.

Our additional financing requirements could result in dilution to existing stockholders.

We will require additional financings obtained through one or more transactions which effectively dilute the ownership interests of holders of our Common Stock.  We have the authority to issue additional shares of Common Stock and Preferred Stock as well as additional classes or series of ownership interests or debt obligations which may be convertible into any class or series of ownership interests in the Company.  The Company is authorized to issue 100,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock.  Such securities may be issued without the approval or other consent of the holders of the Common Stock.

A small number of existing shareholders own a significant amount of our Common Stock, which could limit your ability to influence the outcome of any shareholder vote.

Our executive officers, directors and shareholders holding in excess of 5% of our issued and outstanding shares, beneficially own over31.9% of our Common Stock, before giving effect to the Offering. Under our Articles of Incorporation and Nevada law, the vote of a majority of the shares outstanding is generally required to approve most shareholder action.  As a result, these individuals will be able to significantly influence the outcome of shareholder votes for the foreseeable future, including votes concerning the election of directors, amendments to our Articles of Incorporation or proposed mergers or other significant corporate transactions.

We face competition.

We face competition from existing companies in reclamation of oil and gas waste water space that provide similar services to the Company’s.  Our competitors may have longer operating histories, greater name recognition, broader customer relationships and industry alliances and substantially greater financial, technical and marketing resources than we do.  Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.

We rely on confidentiality agreements that could be breached and may be difficult to enforce.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of our confidential information to third parties, as well as agreements that provide for disclosure and assignment to us of all rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, such agreements can be difficult and costly to enforce.  Although we generally seek to enter into these types of agreements with our consultants, advisors and research collaborators, to the extent that such parties apply or independently develop intellectual property in connection with any of our projects, disputes may arise concerning allocation of the related proprietary rights.  If a dispute were to arise enforcement of our rights could be costly and the result unpredictable.  In addition, we also rely on trade secrets and proprietary know-how that we seek to protect, in part, through confidentiality agreements with our employees, consultants, advisors or others.

Despite the protective measures we employ, we still face the risk that: agreements may be breached; agreements may not provide adequate remedies for the applicable type of breach; our trade secrets or proprietary know-how may otherwise become known; our competitors may independently develop similar technology; or our competitors may independently discover our proprietary information and trade secrets.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock over the past few years. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We have not voluntary implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflict of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. While we intend to adopt certain corporate governance measures such as a code of ethics and established an audit committee, Nominating and Corporate Governance Committee, and Compensation Committee of our board of directors, we presently do not have any independent directors. We intend to expand our board membership in future periods to include independent directors. It is possible that if we were to have independent directors on our board, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by our sole director who has an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of both corporate governance measures and independent directors in formulating their investment decisions.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring smaller reporting companies, such as our company, to include a report of management on the company's internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007.  We will be required to include the management report in the annual report for the year ending December 31, 2009. In addition, for our fiscal year ending December 31, 2009 the independent registered public accounting firm auditing our financial statements must also attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls. In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

If a public market for our common stock develops, trading will be limited under the SEC’s penny stock regulations, which will adversely affect the liquidity of our common stock.

The trading price of our common stock is less than $5.00 per share and, as a result, our common stock is considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Generally, the broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. An active and liquid market in our common stock may never develop due to these factors.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Forward Looking Statements

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

	Our ability to attract and retain management;

	Our ability to raise capital when needed and on acceptable terms and conditions;

	The intensity of competition;

	General economic conditions;

	Changes in regulations and our ability obtain permits from jurisdictions in which we operate; and

	The extent to which the market for water reclamation services exists and the pace at which it may grow if at all.

 All written and oral forward-looking statements made in connection with this Form 8-K that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Our Plan of Operation should be read in conjunction with our financial statements included herein.

Overview

On January 21, 2010, Woozyfly entered into an Agreement and Plan of Merger (“Merger Agreement”) with STW Acquisition, Inc. (“Acquisition Sub”), a wholly owned subsidiary of the Company, STW Resources, Inc. (“STW”) and certain shareholders of STW controlling a majority of the issued and outstanding shares of STW.  Pursuant to the Merger Agreement, STW will be merged into the Acquisition Sub resulting in an exchange of all of the issued and outstanding shares of STW for shares of the Company on a one for one basis. At such time, STW will become a wholly owned subsidiary of the Company.  The Merger Agreement is subject to the Bankruptcy Court confirmation as well as standard closing conditions.

On February 9, 2010, the Court entered an order confirming the Seconded Amended Plan of Reorganization (the “Plan”) pursuant to which the Plan and the Merger was approved.   It is expected that the Plan will be effective February 19, 2010 (the “Effective Date”). The principal provisions of the Plan are as follows:

•	MKM, the DIP Lender, shall receive 400,000 shares of common stock and 2,140,000 shares of preferred stock;
•	the holders of the Convertible Notes shall receive 1,760,000 shares of common stock;
•	general unsecured claims shall received 100,000 shares of common stock; and
•	the Company’s equity interest shall be extinguished and cancelled.

On February 12, 2009, pursuant to the terms of the Merger Agreement, STW merged with and into Acquisition Sub, which became a wholly-owned subsidiary of the Company (the “Merger”).  In consideration for the Merger and STW becoming a wholly-owned subsidiary of the Company, the Company issued an aggregate of 26,543,075 (the “STW Acquisition Shares”) shares of common stock to the shareholders of STW at the closing of the merger and all derivative securities of STW as of the Merger became derivative securities of Woozyfly including options and warrants to acquire 12,613,002 shares of common stock at an exercise price ranging from $3.00 to $8.00 with an exercise period ranging from July 31, 2011 through November 12, 2014 and convertible debentures in the principal amount of $1,467,903 with a conversion price of $0.25 and maturity dates ranging from April 24, 2010 through November 12, 2010.

Considering that, following the merger, the shareholders of STW control the majority of our outstanding voting common stock and we effectively succeeded our otherwise minimal operations to those that are theirs, STW is considered the accounting acquirer in this reverse-merger transaction.  A reverse-merger transaction is considered, and accounted for as, a capital transaction in substance; it is equivalent to the issuance of STW securities for our net monetary assets, which are deminimus, accompanied by a recapitalization. Accordingly, we have not recognized any goodwill or other intangible assets in connection with this reverse merger transaction. STW is the surviving and continuing entities and the historical financials following the reverse merger transaction will be those of STW.  We were a "shell company" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) immediately prior to our acquisition of STW pursuant to the terms of the Merger Agreement.  As a result of such acquisition, our operations our now focused on the provision of customized water reclamation services.  Consequently, we believe that acquisition has caused us to cease to be a shell company as we no longer have nominal operations.

Results of Operations

Nine Months Ended September 30, 2009 Compared to Nine months Ended September 30, 2008

Revenue. Revenue generated for the nine months ended September 30, 2009 and 2008 was $34,000 and $0 respectively.  Revenue for 2009 was generated in conjunction with a test of its technology for a potential customer.

Expenses.  Our expenses for the nine months ended September 30, 2009 were $3,246,480, and consisted of payroll and payroll taxes ($1,634,830), legal and professional fees ($779,124), stock based compensation ($600,300) and ($232,226)  in other administrative expenses including travel to the prospective sites.  Our expenses for the nine months ended September 30, 2008 were $1,725,444 and consisted of payroll and payroll taxes ($728,662), legal and professional fees ($501,119), stock based compensation ($202,557) and ($293,106)  in other administrative expenses.  The reason for the increase in comparing the nine months ended September 30, 2008 to the same period for 2009 was due to increased in activity in evaluating the water reclamation market and to the company’s process for permitting sites in Pennsylvania which included the hiring of additional employees.

Net loss. Net loss for the nine months ended September 30, 2009 and 2008 were $3,663,932 and $1,822,348, respectively.

Year Ended December 31, 2008

Revenue. We did not generate revenue for the year ended December 31, 2008.

Expenses.  Our expenses for the year ended December 31, 2008 were $2,525,763 and consisted of payroll and payroll taxes ($1,023,433), legal and professional fees ($714,865), stock based compensation ($233,493) and ($553,972)  in other administrative expenses including travel to the prospective sites.

Net loss. Net loss for the year ended December 31, 2008 was $2,646,568.

Liquidity and Capital Resources

As of December 31, 2008, we had current assets of $69,751 including cash of $17,639 and current liabilities of $5,720,104.  As of September 30, 2009, we had current assets of $204,587 including cash of $75,654 and current liabilities of $12,122,949.

Operating Activities

Our operating activities from continuing operations resulted in a net cash used by operations of $911,186 for the nine months ended September 30, 2009 compared to net cash used by operations of $910,182 for the nine months ended September 30, 2008.  The net cash used by operations for the nine months ended September 30, 2009 reflects a net loss of $3,663,932 offset by depreciation of $20,360, amortization of debt issue costs of $303,547, notes payable issued for deferred compensation of $800,436, stock based compensation of $600,300 and the fair value of equity issued for services of $273,983, account payables and other accrued expenses of $674,210 and other minor factors.   The net cash used by operations for the nine months ended September 30, 2008 reflects a net loss of $1,822,348 offset by depreciation of $5,702, stock based compensation of $202,557, and account payables and other accrued expenses of $767,123 and other minor factors.

Investing Activities

Our investing activities resulted in a net cash outflow of $3,387 for the nine months ended September 30, 2009 compared to a net cash outflow of $4,627,248 for the nine months ended September 30, 2008.  Cash used in investing activities principally represents acquisition of property and equipment offset by proceeds from the sale of assets.

Financing Activities

Our financing activities resulted in a cash inflow of $972,588 for the nine months ended September 30, 2009 and $5,824,285 for the nine months ended September 30, 2009, which represents both issuances of notes payable and sales of equity by STW.

Notes Payable

In April 2008, STW issued promissory notes (“April 2008 Notes”) totaling $1,100,000 bearing interest at 10%. These notes were repaid in full in June 2008.

In September 2008, STW entered into a securities purchase agreement for the issuance of a 12% promissory note (“2008 September Bridge Note”) in the principal amount of $125,000.

In December 2008, STW entered into a securities purchase agreement with the Chairman and Chief Executive Officer for the issuance of a 10% promissory note (“CEO Bridge Note”) in the principal amount of $75,000.

During 2008, STW also entered into various vehicle and insurance financing contracts.  The amount outstanding at December 31, 2008 was $99,102.

In January 2009, STW entered into a securities purchase agreement for the issuance of a 10% promissory note (“January 2009 Bridge Note”) in the principal amount of $50,000.  In addition, STW entered into a securities purchase agreement for the issuance of a 15% promissory note in the principal amount of $400,000.

In March 2009, STW entered into a securities purchase agreement with the September 2008 Bridge Investor providing for the rollover of the $125,000 principal amount outstanding under the 2008 September Bridge Note and advancing an additional $50,000.

In April 2009, STW commenced an offering of its 12% Convertible Notes (“2009 12% Convertible Notes”).  The convertible notes bear interest at 12% and are convertible at the option of the shareholder into shares of STW’s common stock.    Through September 30, 2009 the Company had issued a total of $650,000 face value of its 2009 12% Convertible Notes for cash.

In October and November 2009, STW received $90,000 in proceeds from issuance of additional 12% Convertible Notes, which provided the funding to remain in operation during the fourth quarter of 2009.

Equity Issuances

On January 28, 2008, STW issued 8,100,000 shares of Common Stock at $0.0001 per share for total consideration of $81.

In April 2008, STW designated the Series A Preferred Stock, with a par value of $0.0001 per share, and authorized the issuance of 100 shares to STW’s Chairman and Chief Executive Officer.  In addition, STW issued 5,980,000 shares of Common Stock at $0.0445 per share for total consideration of $266,110.  STW then commenced a unit offering (the “$2.00 Unit Offering”) whereby each unit consisted of one share of STW’s Common Stock and a warrant to acquire one and one-half shares of STW’s Common Stock as follows: (i) 0.5 shares at an exercise price equal to $3.00 per share, (ii) 0.5 shares at an exercise price equal to $4.00 per share, and (iii) 0.5 shares at an exercise price equal to $8.00 per share. Each Warrant is exercisable for three years from date of issue.  As of December 31, 2008, STW sold an aggregate of 3,467,500 units for gross proceeds of $6.9 million.

STW also issued 700,000 Common Shares for investment banking compensation associated with this offering.  These shares were valued at an aggregate of $98,800, based on the estimated fair value of STW’s Common Stock at that date.

In connection with the April 2008 Notes, STW issued a total of 275,000 shares of Common Stock which were valued at an aggregate of $12,238, based upon the price of STW’s shares of Common Stock issued under the most recent private placement offering prior to the issuance of the April 2008 Notes.  Upon the extension of the April 2008 Notes in June 2008, STW issued a total of 41,325 additional shares of Common Stock.  These additional shares of Common Stock were valued at an aggregate of $11,157, based on the estimated fair value of the Company’s Common Stock at that date.

In connection with the September 2008 Bridge Note, STW issued a total of 62,500 shares of Common Stock which were valued at an aggregate of $16,875, based upon the estimated fair value of STW’s Common Stock at that date.

In connection with the CEO Bridge Note, STW issued a total of 37,500 shares of Common Stock which were valued at an aggregate of $10,125, based upon the estimated fair value of STW’s Common Stock at that date.

Stock Based Compensation

Since Inception (January 28, 2008), STW issued 6.8 million shares of its Common Stock to directors, employees and certain consultants.  As of September 30, 2009, 200,000 of these shares have been forfeited.   During the period from Inception (January 28, 2008) through December 31, 2008, STW recognized $233,493 in compensation cost associated with the issuance of these shares and recognized an additional $600,300 during the nine months ended September 30, 2009.  At September 30, 2009, STW had no remaining compensation cost to be recognized related to these issuances.

Warrants

As of December 31, 2008, STW had 5,739,900 warrants outstanding to acquire STW’s Common Stock.  As of September 30, 2009 STW had 12,411,401 warrants outstanding to acquire STW’s Common Stock.
Presently, due to the lack of revenue we are not able to meet our operating and capital expenses. The success of our ability to continue as a going concern is dependent upon successful permitting of our sites obtaining customers for water reclamation services, and maintaining a break even or profitable level of operations. We have incurred operating losses since inception, and this is likely to continue through the third quarter of 2010.

The financial requirements of our Company will be dependent upon the financial support through credit facilities and additional sales of our equity securities.  The issuance of additional equity securities by us may result in a significant dilution in the equity interests of our current shareholders. Should additional financing be needed for our continued operations we will need to obtain it on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

We can give no assurance that we will be successful in implementing any phase, all phases of the proposed business plan, or that we will be able to continue as a going concern.

Credit Facility

Credit Facility

Presently we have no revolving Credit Facility established.  If needed, it will be necessary to establish a line of credit and it will need to be on favorable terms.

Off-Balance Sheet Arrangements

STW does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on STW's financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Commitments

STW entered into a Memorandum of Understanding with GE Water & Process Technologies (“GE Water”), a unit of General Electric Company, dated February 14, 2008 (“MOU”) to jointly develop off-take agreements with oil and gas operators for the deployment of multiple water reclamation systems throughout Texas, Arkansas, Louisiana and the Appalachian Basin.  STW and GE Water formalized their relationship on May 22, 2008, by entering into a definitive Teaming Agreement (“Teaming Agreement”), which superseded the MOU.  The Teaming Agreement was drafted in accordance with the terms of the MOU and provides greater certainty as to each party’s responsibilities and as to the process of entering into agreements with and providing services to customers.  The Teaming Agreement sets forth the terms and conditions that will govern STW and GE Water relationship when STW is successful in selling its services to an identified prospect.

In April 2008, STW entered into a purchase order with GE Water (“Purchase Order”), for the purchase of a modularized produced water evaporator system (the “Evaporator System”) capable of processing approximately 720,000 gallons per day.  The total commitment under the Purchase Order was $14.5 million, to be paid over eight installments.  As of September 30, 2009, STW has paid a total of approximately $4.7 million.  Included in this total is $300,000 of its $1.5 million second installment payment which was due at the end of June 2008.  STW is currently in arrears on the remaining $1.2 million under the second installment payment and is also in arrears in its third installment payment of $3.6 million which was due on November 28, 2008, the fourth installment payment of $1.5 million which was due on February 27, 2009, and the fifth installment payment of $1.8 million which was due on August 28, 2009.  The total of all amounts invoiced and unpaid, including accrued interest of approximately $998,000, through September 30, 2009, totaled $9.0 million.  In addition, pursuant to the terms of the Purchase Order, STW is required to post a letter of credit securing the balance of the payments due under the Purchase Order, totaling $1.9 million, which STW has not yet done.  Finally, in April 2009, STW issued a change order to the Purchase Order to increase the overall processing capacity to approximately one million gallons per day.  This change order obligated STW to additional payments totaling approximately $1.2 million.

On January 12, 2009, GE Water sent a notice of default with respect to the past due payments on the Evaporator System, and the required posting of the letter of credit, as set forth under the Purchase Order, with a requirement that such default be cured within 30 days from the date of the notices.  GE Water took no further action with respect to the notice of default until August 13, 2009.

On August 13, 2009, GE Water provided STW a six month additional grace period, through February 13, 2010.  At the end of the additional six month grace period, if STW has not met its obligations, GE Water represented that it would meet with STW to determine the state of the investment market and grant or not grant an additional grace period, as necessary.  If, after February 13, 2010, GE Water elected to not extend STW’s payment obligations, GE Water could foreclose on the Evaporator System, resulting in the loss of payments advanced to date by STW and future use of the Evaporator System under construction.

On October 1, 2009, GE Water sent a letter to STW unilaterally announcing to STW that GE was canceling STW’s Purchase Order due to STW’s inability to pay the current amounts due.  GE Water also demanded a “termination” payment of $750,000.  In the same letter, GE Water unilaterally announced it was cancelling the Teaming Agreement citing GE Water’s belief that STW was insolvent.  GE Water prefaced its cancellation of the Purchase Order and Teaming Agreement on a failure of GE Water and STW to renegotiate a substitute Teaming Agreement.  On October 8, 2009, STW responded to GE Water in writing rejecting GE Water’s unilateral termination of the Purchase Order and Teaming Agreements, among other things including that GE Water had the contractual requirement to arbitrate certain of the disputed matters raised by GE Water’s October 1, 2009 letter. In discussions in December 2009 between STW management and GE Water, GE Water expressed continued interest in working with STW by providing technical support and a willingness to resolve their differences, pending the results of STW’s merger and capital raise in February2010.

Critical Accounting Policies and Estimates

The following accounting principles and practices of STW are set forth to facilitate the understanding of data presented in the consolidated financial statements:

Nature of operations

STW Resources, Inc. (“STW” or the “Company”) is a development stage Nevada corporation formed on January 28, 2008, to utilize state of the art water reclamation technologies to reclaim fresh water from highly contaminated oil and gas hydraulic fracture flow-back salt water that is produced in conjunction with the production of oil and gas.  STW has been working to establish contracts with oil and gas operators for the deployment of multiple water reclamation systems throughout Texas, Arkansas, Louisiana and the Appalachian Basin of Pennsylvania and West Virginia.  STW, in conjunction with energy producers, operators, various state agencies and legislators, are working to create an efficient and economical solution to this complex problem.  STW is also evaluating the deployment of similar technology in the municipal wastewater industry, the Acid Mine Drainage polluted water problems in the northeastern United States, and brackish aquifer reclamation for reuse.
Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Property and depreciation

Property and equipment are recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.
 Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized.  Minor replacements, maintenance and repairs, which do not improve or extend the lives of the assets, are charged to operations as incurred.  Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in current operations.

Income taxes

STW follows SFAS No. 109, “Accounting for Income Taxes” for recording the provision for income taxes.  Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled.  Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period.  If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized.  Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.  Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.  Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate.  Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.
At Inception (January 28, 2008), STW adopted Financial Accounting Standards Board Interpretation Number 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), which is intended to clarify the accounting for income taxes prescribing a minimum recognition threshold for a tax provision before being recognized in the consolidated financial statements.  FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  As a result, STW has concluded that it does not have any unrecognized tax benefits or any additional tax liabilities after applying FIN 48.  The adoption of FIN 48 therefore had no impact on STW’s consolidated financial statements.

Concentrations

Financial instruments that potentially subject STW to concentration of credit risk consist of cash.  From time to time, STW has cash in its bank accounts in excess of federally insured limits.

STW anticipates entering into long-term, fixed-price contracts for its services with select oil and gas producers and municipal utilities.  STW will control credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.

Subsequent events

STW evaluates events and transactions occurring subsequent to the date of the financial statements for matters requiring recognition or disclosure in the financial statements. The accompanying financial statements consider events through February 12, 2010.

MANAGEMENT

Executive Officers and Directors

Below are the names and certain information regarding STW’s executive officers and directors following the acquisition of STW.

Name	Age	Position
Stanley Weiner	56	Chairman of the Board of Directors and Chief Executive Officer
Eric Stoppenhagen (1)	36	Director
Marty Walter	51	Vice President of Field Operations
D. Grant Seabolt, Jr., Esq.	55	In-House Counsel and Corporate Secretary

(1) Mr. Stoppenhagen has agreed to resign as a director of the Company subject to the filing and mailing of the schedule 14f information statement.

Officers are elected annually by the Board of Directors (subject to the terms of any employment agreement), at its annual meeting, to hold such office until an officer’s successor has been duly appointed and qualified, unless an officer sooner dies, resigns or is removed by the Board.

Background of Executive Officers and Directors

Stanley T. Weiner, a 30 year veteran of the oil and gas industry, has explored, drilled and operated oil and gas properties in the United States and in South America. Previously, Mr. Weiner served as president and CEO of Molecular Solutions, LLC, and was founder and CEO of Weiner Investments Inc, and American Crude Oil, Inc.

Eric Stoppenhagen, through his consulting company, Venor, Inc., provides financial and management services to small to medium-sized companies that either are public or desire to become public. He provides temporary CFO services to these companies, which includes as transaction advice, preparation of security filings and advice regarding compliance with corporate governance requirements. Mr. Stoppenhagen has more than ten years of financial experience having served in an executive capacity for several public and private companies; including as Vice President of Finance  and subsequently Interim President of Trestle Holdings, Inc. from 2003 to 2009; Interim President and Director of WoozyFly, Inc. from 2009 to 2010; Interim President of Trist Holdings, Inc. from 2007 to 2010; CFO and Director of AuraSource, Inc. from 2008 to 2010; CFO of GetFugu, Inc. in 2009; and, CFO of Jardinier Corp. from 2007 to 2008. Mr. Stoppenhagen is a Certified Public Accountant and holds a Juris Doctorate and Masters of Business Administration both from George Washington University. Additionally, he holds a Bachelor of Science in Finance and a Bachelor of Science in Accounting both from Indiana University.

Marty Walter has 25 years of experience in the specialty chemical, petrochemical, and cryogenics industries in the areas of operations, safety, environmental, customer service and logistics.  Prior to joining STW Resources, Mr. Walter was the Operations Manager for NuCo2, Inc.  Prior to that, he was a manager for Distribution and Office Services for Betz Energy Chemicals, and Assistant Plant Manager for Betz Laboratories.

D. Grant Seabolt, Jr., Esq. is an “AV” rated, 29-year law practitioner and principal in the Dallas, Texas law firm of the Law Office of Grant Seabolt, where he advises small businesses, entrepreneurs, start-up companies and mature companies in sophisticated business transactions, including mergers, acquisitions and financings.  He is a noted arbitrator and is a “Credentialed Distinguished Mediator.”  Prior to entering private practice, Mr. Seabolt served as a Marine Corps Judge Advocate (attaining rank of Colonel in the Reserves) and as a Division Attorney with The Dow Chemical Company.  Mr. Seabolt holds the following degrees: LL.M (Master of Laws in International and Comparative Law, with highest honors), National Law Center, George Washington University, 1984; J.D., Univ. of Alabama School of Law (Bench & Bar Honor Society), 1979; and B.A. (Accounting), Birmingham-Southern College, 1976.

Executive Compensation
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	(5) Stock Awards ($)	(6) Stock Options ($)	Non-equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gene Brock, President (1)	2008	$334,000		$13,350					$347,350
	2007	$0

Stanley T Weiner, CEO Chairman	2008	$221,000		$89,000					$310,000
	2007	$0

G. Wade Stubblefield , CFO (1)	2008	$109,083		$25,312					$134,395
	2007	$0

Marty Walter , V P Operations	2008	$102,500		$13,500					$116,000
	2007	$0

*Date of Inception January 8, 2008
(1) Have resigned as executive officers of the Company.

Outstanding Equity Awards at Fiscal Year-End

STW does not have any outstanding equity awards.

DIRECTOR COMPENSATION

STW has not paid any fees to its directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of February 12, 2010 with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Stanley Weiner*	6,447,500	22.44%
Eric Stoppenhagen*
Marty Walter*	200,000	0.70%
D. Grant Seabolt, Jr., Esq.*	50,000	0.17%
Paul Difrancesco	2,469,537	8.60%

All officers and directors as a group (4 persons)	6,697,500	23.31%

*Executive officer and/or director of the Company.

 ** Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o STW Resources, Inc., 619 West Texas Avenue, Suite 126, Midland, Texas 79701.

(2)
Applicable percentage ownership is based on 28,728,075 shares of common stock outstanding as of February 12, 2010, together with securities exercisable or convertible into shares of common stock within 60 days of February 12, 2010 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of February 12, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DESCRIPTION OF SECURITIES

The Company’s authorized capital stock consists of 100,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.  As of February 12, 2009, there are 28,728,075 shares of the Company’s common stock issued and outstanding that are held by approximately 65 stockholders of record and 2,140,000 shares of preferred stock issued and outstanding held by one shareholder.

Holders of the Company’s common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors.  Holders of the Company’s common stock representing a majority of the voting power of the Company’s capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders.  A vote by the holders of a majority of the Company’s outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the Company’s articles of incorporation.

Holders of the Company’s common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. The

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The shares of our common stock have been historically qouted on the OTC Bulletin Board under the symbol “WZYFQ”.  As a result of the Bankruptcy, our common stock will be extinguished and we expect that our shares of common stock will cease trading or being quoted on the OTCBB.  We expect to have a registered broker dealer file an application to have our shares quoted on the OTCBB.

The following table sets forth, for the fiscal quarters indicated, the high and low sale price for our common stock, as reported on the OTC Bulletin Board.

Quarterly period	High	Low
Fiscal year ended December 31, 2008:
Third Quarter	$5.25	$0.88
Fourth Quarter	$0.88	$0.15
Fiscal year ended December 31, 2009:
First Quarter	$0.15	$0.15
Second Quarter	$0.15	$0.15
Third Quarter	$0.15	$0.15
Fourth Quarter	$0.15	$0.15

Prior to the third quarter, our stock was not actively traded.

Holders of our Common Stock

As of February 12, 2010, there were approximately 65 stockholders of record of our common stock.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company does not have an authorized equity compensation plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s directors and executive officers are indemnified as provided by the Nevada Corporation law and its Bylaws. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of the Company’s board of directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 3.02  Unregistered Sales of Equity Securities.

On February 12, 2009, pursuant to the terms of the Merger Agreement, STW merged with and into Acquisition Sub, which became a wholly-owned subsidiary of the Company (the “Merger”).  In consideration for the Merger and STW becoming a wholly-owned subsidiary of the Company, the Company issued an aggregate of 26,543,075 (the “STW Acquisition Shares”) shares of common stock to the shareholders of STW at the closing of the merger and all derivative securities of STW as of the Merger became derivative securities of Woozyfly including options and warrants to acquire 12,613,002 shares of common stock at an exercise price ranging from $3.00 to $8.00 with an exercise period ranging from July 31, 2011 through November 12, 2014 and convertible debentures in the principal amount of $1,467,903 with a conversion price of $0.25 and maturity dates ranging from April 24, 2010 through November 12, 2010.

This issuance of these above securities is exempt from the registration requirements under Rule 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 as promulgated under Regulation D.

On February 9, 2010, the Court entered an order confirming the Seconded Amended Plan of Reorganization (the “Plan”) pursuant to which the Plan and the Merger was approved.   It is expected that the Plan will be effective February 19, 2010 (the “Effective Date”). The principal provisions of the Plan are as follows:

•	MKM, the DIP Lender, shall receive 400,000 shares of common stock and 2,140,000 shares of preferred stock;
•	the holders of the Convertible Notes shall receive 1,760,000 shares of common stock;
•	general unsecured claims shall received 100,000 shares of common stock; and
•	the Company’s equity interest shall be extinguished and cancelled.

The offer and sale of the above securities pursuant to the Plan and the Confirmation Order was exempt from registration under the Securities Act of 1933, as amended, pursuant to section 1145(a) of the Bankruptcy Code.  Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied: (i) the securities are issued or sold under a Chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor or (c) a successor to a debtor under the plan and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property.

Item 3.03        Material Modification to Rights of Security holders

The information set forth in Item 1.01 and Item 3.02 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01 Changes in Control of Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Item 5.06  Change in Shell Company Status.

As a result of the consummation of the acquisition of STW described in Item 1.01 of this Current Report on Form 8-K, we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits

Financial Statements of Business Acquired

(a)           Filed herewith are the following:

Audited financial statements of STW Resources, Inc. as of December 31, 2008 (See Exhibit 99.2)

Unaudited financial statements STW Resources, Inc. as of September 30, 2009 (See Exhibit 99.3)

(b)          Pro Forma Financial Information

Not Applicable

(c)           Shell Company Transactions

Not Applicable

(d)           Exhibits

Exhibit No.	Description
3.1 3.2 10.1
Amendment to the Articles of Incorporation (to be filed by amendment)

Articles of Merger between STW Acquisition, Inc. and STW Resources, Inc.

Agreement and Plan of Merger for proposed merger between Woozyfly, Inc., Merger Sub, and STW Resources, Inc. dated January 17, 2010. (1)

21.1	List of Subsidiaries

99.1	Order Confirming the Second Amended Plan of Reorganization of Woozyfly, Inc.

99.2	Audited financial statements of STW Resources, Inc. as of December 31, 2008

99.3	Unaudited financial statements STW Resources, Inc. as of September 30, 2009

 (1)           Incorporated by reference to the Form 8-K Current Report filed with the Securities and Exchange Commission on January 26, 2010.

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOOZYFLY, INC.

Dated: February 12, 2010	By:	/s/ Stanley Weiner
Name: Stanley Weiner
Title: Chief Executive Officer and Chairman of the Board of Directors